Exhibit 10.42

April 14, 2006

Mr. David E.Y. Sama
Managing Director
Hendon, Stamford Hill & Co.
800 Second Avenue, 81h Floor
New York, New York 10017

Dear David:

This letter confirms that pursuant to Article X of its Bylaws, Smart Online, Inc. will indemnify you, to the fullest extent permitted by Delaware law, for any and all fees and expenses, as defined in Article X of the Bylaws ("Expenses"), including but not limited to attorneys' fees incurred by you or on your behalf in connection with a proceeding that has been initiated by the Securities and Exchange Commission and any other related proceeding that may arise ("Proceeding").

Pursuant to Article X of its Bylaws, Smart Online, Inc. further agrees that having received an undertaking from you agreeing that you will repay the Expenses described herein should it ultimately be determined that you were not entitled to indemnification, Smart Online, Inc. will pay Expenses incurred by you in advance of the final disposition of the Proceeding.

Very truly yours,

/s/ Dennis Michael Nouri
Dennis Michael Nouri
President and Chief Executive Officer Smart Online, Inc.

UNDERTAKING

Pursuant to Article X of the Bylaws of Smart Online, Inc., I hereby undertake and agree that I will repay any Expenses advanced to me or others on my behalf in the event that it ultimately is determined that I was not entitled to indemnification under the Bylaws and the law of the State of Delaware. I understand that this Undertaking does not and cannot bind third parties, such as my attorneys, to repay any Expenses paid to them for work done on my behalf.

By: /s/ David E.Y. Sarna
Name: David E.Y. Sarna
Dated: April 14, 2006